Exhibit 99.1

SAFETY INSURANCE GROUP, INC. ANNOUNCES FOURTH QUARTER AND YEAR ENDED 2024 RESULTS

Boston, Massachusetts, February 25, 2025. Safety Insurance Group, Inc. (NASDAQ:SAFT) (“Safety” or the “Company”) today reported fourth quarter and year ended 2024 results.

George M. Murphy, Chairman of the Board of Directors, President and Chief Executive Officer, commented: “For the year ended December 31, 2024, Safety Insurance continued to achieve significant direct written premium growth, which increased 20.4% over the prior year, driving our top-line revenue above $1 billion dollars for the first time in the Company’s history. Our strong top-line growth was a result of an 8.5% increase in overall policy counts and a 10.9% increase in average premium per policy, blended across all lines of business. Along with the increased policy counts, premium rate actions are earning into our results and contributing to improvements in our loss ratios. For the year ended December 31, 2024, Safety Insurance posted a 101.1% combined ratio compared to 107.7% from the prior year. In addition, positive trends in other revenue lines contributed to stronger earnings per share and an increase in book value of 8.4%. For the fourth quarter 2024, Safety posted a 101.9% combined ratio compared to 106.5% in the prior year, as a result of the same factors that are impacting the full year.”

Fourth Quarter and Year Ended 2024 Results and Recent Development

Net income for the quarter ended December 31, 2024 was $8.1 million, or $0.55 per diluted share, compared to net income of $12.3 million, or $0.83 per diluted share, for the comparable 2023 period. Net income for the year ended December 31, 2024 was $70.7 million, or $4.78 per diluted share, compared to net income of $18.9 million, or $1.28 per diluted share, for the comparable 2023 period. Non-generally accepted accounting principles (“non-GAAP”) operating income, as defined below, for the quarter ended December 31, 2024 was $0.94 per diluted share, compared to $0.30 per diluted share for the comparable 2023 period. Non-GAAP operating income for the year ended December 31, 2024 was $4.16 per diluted share compared to $0.84 per diluted share, for the comparable 2023 period.

Safety’s book value per share increased to $55.83 at December 31, 2024 from $54.37 at December 31, 2023 resulting from net income offset by dividends paid. Safety paid $0.90 per share in dividends to investors during the quarters ended December 31, 2024 and 2023. Safety paid $3.60 per share in dividends to investors during the year ended December 31, 2024 and 2023.

On February 14, 2025, our Board of Directors approved a $0.90 per share quarterly cash dividend on our issued and outstanding common stock payable on March 14, 2025 to shareholders of record at the close of business on March 3, 2025.

Direct written premiums for the quarter ended December 31, 2024 increased by $45.9 million, or 18.7%, to $292.0 million from $246.1 million for the comparable 2023 period. Direct written premiums for the year ended December 31, 2024 increased by $201.9 million, or 20.4%, to $1,193.1 million from $991.2 million for the comparable 2023 period. Net written premiums for the quarter ended December 31, 2024 increased by $29.3 million, or 12.9%, to $255.6 million from $226.3 million for the comparable 2023 period. Net written premiums for the year ended December 31, 2024 increased by $168.1 million, or 18.2%, to $1,093.4 million from $925.3 million for the comparable 2023 period.

The increases in direct written premiums and net written premiums are a result of new business production and rate increases. For the year ended December 31, 2024, the Company achieved policy count growth across all lines of business, including 10.0%, 4.5% and 8.7% in Private Passenger Automobile, Commercial Automobile and Homeowners lines, respectively, compared to the same period in 2023. Additionally, for the year ended December 31, 2024, average written premium per policy increased 14.1%, 10.7% and 8.9% in Private Passenger Automobile, Commercial Automobile and Homeowners lines, respectively, compared to the same period in 2023.

Net earned premiums for the quarter ended December 31, 2024 increased by $43.1 million, or 19.0%, to $269.1 million from $226.0 million for the comparable 2023 period. Net earned premiums for the year ended December 31, 2024 increased by $176.3 million, or 21.1%, to $1,010.7 million from $834.4 million for the comparable 2023 period.

For the quarter ended December 31, 2024, losses and loss adjustment expenses incurred increased by $20.9 million, or 12.1%, to $193.0 million from $172.1 million for the comparable 2023 period. For the year ended December 31, 2024, losses and loss adjustment expenses incurred increased by $74.3 million, or 11.6%, to $716.6 million from $642.3 million for the comparable 2023 period. The increase in losses is driven by our larger policy counts and current market conditions, specifically inflationary impacts on our Private Passenger Automobile book of business.

Loss, expense, and combined ratios calculated for the quarter ended December 31, 2024, were 71.7%, 30.2%, and 101.9%, respectively, compared to 76.1%, 30.4%, and 106.5%, respectively, for the comparable 2023 period. The decrease in loss and expense ratios is driven by the increase in earned premiums. The loss ratio is also favorably impacted by the moderation of loss severity in the Private Passenger Automobile line. Loss, expense, and combined ratios calculated for the year ended December 31, 2024 were 70.9%, 30.2%, and 101.1%, respectively, compared to 77.0%, 30.7%, and 107.7%, respectively, for the comparable 2023 period. The prior year loss ratio was impacted by severe weather events totaling $41.2 million of losses.

Total prior year favorable development included in the pre-tax results for the quarter ended December 31, 2024 was $13.0 million compared to $12.4 million for the comparable 2023 period. Total prior year favorable development included pre-tax results for the year ended December 31, 2024 was $51.9 million compared to $47.4 million for the comparable 2023 period. Included within 2024 current and prior year development is $10.1 million related to the Massachusetts Property Insurance Underwriting Association (“FAIR Plan”). On April 1, 2024, the Massachusetts Division of Insurance approved a restructuring of the FAIR Plan that resulted in the Company recognizing current and prior year development.

Net investment income for the quarter ended December 31, 2024 decreased by $0.1 million, or 0.7% to $14.8 million from $14.9 million for the comparable 2023 period. Net investment income for the year ended December 31, 2024 decreased by $0.7 million, or 1.2%, to $55.7 million from $56.4 million for the comparable 2023 period. The decrease is due to the earned interest from our higher yield bonds and variable rate secured and senior bank loans. Net effective annualized yield on the investment portfolio was 4.0% for the quarter ended December 31, 2024 compared to 4.2% for comparable 2023 period. Net effective annualized yield on the investment portfolio was 3.9% for the year ended December 31, 2024 compared to 4.0% at 2023. The investment portfolio’s duration on fixed maturities was 3.5 years at December 31, 2024 compared to 3.6 years at December 31, 2023.

Non-GAAP Measures

Management has included certain non-GAAP financial measures in presenting the Company’s results. Management believes that these non-GAAP measures are useful to explain the Company’s results of operations and allow for a more complete understanding of the underlying trends in the Company’s business. These measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”). In addition, our definitions of these items may not be comparable to the definitions used by other companies.

Non-GAAP operating income and non-GAAP operating income per diluted share consist of our GAAP net income adjusted by the net realized gains on investments, change in net unrealized gains on equity securities, credit loss benefit (expense) and taxes related thereto. For the quarter ended December 31, 2024, a decrease of $10.9 million for the change in unrealized gains on equity securities was recognized within income before income taxes, compared to an increase of $9.7 million recognized in the comparable 2023 period. For the year ended December 31, 2024, an increase of $4.0 million for the change in unrealized gains on equity securities was recognized in income before income taxes, compared to an increase of $7.5 million recognized in the comparable 2023 period. Net income and earnings per diluted share are the GAAP financial measures that are most directly comparable to non-GAAP operating income and non-GAAP operating income per diluted share, respectively. A reconciliation of the GAAP financial measures to these non-GAAP measures is included in the financial highlights below.

About Safety: Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, Safety Property and Casualty Insurance Company, Safety Northeast Insurance Company, and Safety Northeast Insurance Agency. Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information: Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com. Safety filed its December 31, 2023 Form 10-K with the SEC on February 28, 2024 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to:

●	The competitive nature of our industry and the possible adverse effects of such competition;
●	Conditions for business operations and restrictive regulations in Massachusetts;
●	The possibility of losses due to claims resulting from severe weather;

●	The impact of inflation and supply chain delays on loss severity;
●	The possibility that the Commissioner of Insurance may approve future rule changes that change the operation of the residual market;
●	The possibility that existing insurance-related laws and regulations will become further restrictive in the future;
●	The impact of investment, economic and underwriting market conditions, including interest rates and inflation;
●	Our possible need for and availability of additional financing, and our dependence on strategic relationships, among others; and
●	Other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2023 filed with the SEC on February 28, 2024.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise. You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31,	December 31,
	2024	2023
	(Unaudited)
Assets
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: $1,181,038 and $1,120,682, allowance for expected credit losses of $1,198 and $1,208)	$1,115,218	$1,052,145
Short-term investments, at fair value (cost: $19,970 and $0)	19,975	—
Equity securities, at fair value (cost: $201,258 and $221,809)	221,422	238,022
Other invested assets	156,444	133,946
Total investments	1,513,059	1,424,113
Cash and cash equivalents	58,974	38,152
Accounts receivable, net of allowance for expected credit losses of $918 and $1,053	306,465	256,687
Receivable for securities sold	568	124
Accrued investment income	7,426	7,261
Taxes recoverable	—	623
Receivable from reinsurers related to paid loss and loss adjustment expenses	26,386	13,129
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	130,792	112,623
Ceded unearned premiums	41,413	32,346
Deferred policy acquisition costs	105,474	91,917
Deferred income taxes	11,200	12,150
Equity and deposits in pools	3,740	35,247
Operating lease right-of-use-assets	15,733	19,756
Goodwill	17,093	17,093
Intangible assets	7,730	7,551
Other assets	24,037	25,232
Total assets	$2,270,090	$2,094,004

Liabilities
Losses and loss adjustment expense reserves	$671,669	$603,081
Unearned premium reserves	619,916	528,150
Accounts payable and accrued liabilities	77,276	64,235
Payable for securities purchased	6,949	1,863
Payable to reinsurers	19,074	15,941
Taxes payable	1,009	—
Short-term debt	30,000	—
Long-term debt	—	30,000
Operating lease liabilities	15,733	19,756
Other liabilities	—	26,711
Total liabilities	1,441,626	1,289,737

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,995,584 and 17,949,484 shares issued	180	179
Additional paid-in capital	230,864	226,380
Accumulated other comprehensive loss, net of taxes	(51,047)	(53,191)
Retained earnings	798,760	781,192
Treasury stock, at cost: 3,157,577 shares	(150,293)	(150,293)
Total shareholders’ equity	828,464	804,267
Total liabilities and shareholders’ equity	$2,270,090	$2,094,004

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Net earned premiums	$269,050	$226,029	$1,010,704	$834,414
Net investment income	14,779	14,882	55,720	56,377
Earnings from partnership investments	1,674	394	10,271	5,540
Net realized gains on investments	3,199	216	7,720	1,327
Change in net unrealized gains on equity securities	(10,929)	9,650	3,951	7,502
Credit loss benefit (expense)	346	24	9	(530)
Commission income	2,144	1,773	7,942	6,932
Finance and other service income	6,456	5,428	23,700	19,394
Total revenue	286,719	258,396	1,120,017	930,956

Losses and loss adjustment expenses	193,007	172,105	716,637	642,302
Underwriting, operating and related expenses	81,266	68,748	305,322	256,580
Other expense	2,203	1,638	7,683	6,836
Interest expense	124	121	509	818
Total expenses	276,600	242,612	1,030,151	906,536

Income before income taxes	10,119	15,784	89,866	24,420
Income tax expense	1,988	3,522	19,132	5,545
Net income	$8,131	$12,262	$70,734	$18,875

Earnings per weighted average common share:
Basic	$0.55	$0.83	$4.79	$1.28
Diluted	$0.55	$0.83	$4.78	$1.28

Cash dividends paid per common share	$0.90	$0.90	$3.60	$3.60

Number of shares used in computing earnings per share:
Basic	14,701,222	14,645,987	14,692,089	14,663,730
Diluted	14,722,190	14,678,038	14,717,118	14,710,131

Reconciliation of Net Income to Non-GAAP Operating Income

Net income	$8,131	$12,262	$70,734	$18,875
Exclusions from net income:
Net realized gains on investments	(3,199)	(216)	(7,720)	(1,327)
Change in net unrealized gains on equity securities	10,929	(9,650)	(3,951)	(7,502)
Credit loss (benefit) expense	(346)	(24)	(9)	530
Income tax (expense) benefit expense on exclusions from net income	(1,551)	2,077	2,453	1,743
Non-GAAP operating income	$13,964	$4,449	$61,507	$12,319

Net income per diluted share	$0.55	$0.83	$4.78	$1.28
Exclusions from net income:
Net realized gains on investments	(0.22)	(0.01)	(0.52)	(0.09)
Change in net unrealized gains on equity securities	0.74	(0.66)	(0.27)	(0.51)
Credit loss (benefit) expense	(0.02)	-	-	0.04
Income tax (expense) benefit on exclusions from net income	(0.11)	0.14	0.17	0.12
Non-GAAP operating income per diluted share	$0.94	$0.30	$4.16	$0.84

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Written Premiums
Direct	$292,025	$246,091	$1,193,057	$991,224
Assumed	(2,606)	7,620	20,279	30,850
Ceded	(33,856)	(27,356)	(119,931)	(96,779)
Net written premiums	$255,563	$226,355	$1,093,405	$925,295

Earned Premiums
Direct	$301,987	$243,513	$1,102,695	$897,598
Assumed	(2,810)	7,345	18,874	29,702
Ceded	(30,127)	(24,829)	(110,865)	(92,886)
Net earned premiums	$269,050	$226,029	$1,010,704	$834,414